 Exhibit 99-1

Astec Industries, Inc.
News Release
1725 Shepherd Road  Chattanooga, TN 37421  Phone (423-899-5898  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2016 RESULTS

CHATTANOOGA, Tenn. (July 26, 2016) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter and year to date ended June 30, 2016.

Net sales for the second quarter of 2016 were $294.4 million compared to $268.0 million for the second quarter of 2015, a 9.9% increase.  Earnings for the second quarter of 2016 were $18.2 million or $0.79 per diluted share compared to $11.8 million for the second quarter of 2015 or $0.51 per diluted share, an increase of 54.9% per diluted share.

Domestic sales increased 24.5% to $242.2 million for the second quarter of 2016 from $194.6 million for the second quarter of 2015.  International sales were $52.2 million for the second quarter of 2016 compared to $73.4 million for the second quarter of 2015, a decrease of 28.9%.

Net sales for the first half of 2016 were $573.1 million compared to $556.8 million for the first half of 2015, a 2.9% increase.  Earnings for the first half of 2016 were $35.9 million or $1.55 per diluted share compared to $26.9 million for the first half of 2015 or $1.16 per diluted share, an increase of 33.6% per diluted share.

Domestic sales increased 17.4% to $476.4 million for the first half of 2016 from $405.7 million for the first half of 2015.  International sales were $96.7 million for the first half of 2016 compared to $151.1 million for the first half of 2015, a decrease of 36.0%.

The Company's backlog increased 58.8% from $229.5 million at June 30, 2015 to $364.5 million at June 30, 2016.  The domestic backlog increased 80% from $172.0 million at June 30, 2015 to $310.0 million at June 30, 2016.  The international backlog at June 30, 2016 was $54.5 million, a 5% decrease from the June 30, 2015 international backlog of $57.5 million.

Consolidated financial information for the second quarter ended June 30, 2016 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We were pleased with our results for the second quarter. As our sales and backlog reflect, our domestic business remained strong during the quarter. This is primarily attributable to the increased demand caused by the passage of a new Federal highway bill in December 2015 and continuing good private sector activity."

Mr. Brock continued, "Our backlog is up 58.8% versus last year. The majority of the increase is in the Infrastructure Group, again mainly as a result of the Federal highway bill and the $122.5 million pellet plant order announced during the first quarter. In contrast to the success of our domestic business, we continued to face headwinds in all of our groups with regard to our international business, primarily as a result of the strong U.S. dollar. We also continue to be challenged in our Aggregate and Mining Group as a result of the global mining slow down. Finally, we remain challenged in our Energy Group equipment sales in the oil and natural gas industries as prices for these commodities remain at low levels."

In closing, Mr. Brock commented, "We were pleased to announce on July 7, 2016 our signed agreement to purchase Power Flame Incorporated for $43 million, subject to final due diligence and customary closing conditions.  Power Flame manufactures burners for industrial and commercial use, and is recognized as an industry leader in technology, service, and market share.  We expect to close the acquisition of Power Flame during the third quarter. We will discuss Power Flame in more detail during our earnings call today."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on July 26, 2016, at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 9, 2016 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #10057.  A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from low oil and gas prices, the global mining slow down, the strong U.S. Dollar, and the impact of the long-term highway bill in the United States.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2015.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2016	2015
Assets
Current assets
Cash and cash equivalents	$68,473	$16,353
Investments	1,889	2,726
Receivables, net	127,490	118,248
Inventories	379,477	382,841
Prepaid expenses and other	29,702	46,569
Total current assets	607,031	566,737
Property and equipment, net	173,080	174,971
Other assets	66,517	62,083
Total assets	$846,628	$803,791
Liabilities and equity
Current liabilities
Accounts payable - trade	$54,498	$52,471
Other current liabilities	124,720	92,412
Total current liabilities	179,218	144,883
Non-current liabilities	27,836	39,718
Total equity	639,574	619,190
Total liabilities and equity	$846,628	$803,791

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Net sales	$294,394	$268,042	$573,116	$556,791
Cost of sales	220,942	205,809	427,708	428,512
Gross profit	73,452	62,233	145,408	128,279
Selling, general, administrative & engineering expenses	44,961	43,308	88,766	87,112
Income from operations	28,491	18,925	56,642	41,167
Interest expense	326	420	793	717
Other	327	420	935	2,368
Income before income taxes	28,492	18,925	56,784	42,818
Income taxes	10,300	7,120	20,849	15,909
Net income attributable to controlling interest	$18,192	$11,805	$35,935	$26,909

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.79	$0.51	$1.56	$1.17
Diluted	$0.79	$0.51	$1.55	$1.16

Weighted average common shares outstanding
Basic	22,999	22,942	22,982	22,923
Diluted	23,135	23,119	23,135	23,117

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	152,476	99,085	42,833	-	294,394
2015 Revenues	116,097	98,829	53,116	-	268,042
Change $	36,379	256	(10,283)	-	26,352
Change %	31.3%	0.3%	(19.4%)	-	9.8%

2016 Gross Profit	36,583	26,141	10,514	214	73,452
2016 Gross Profit %	24.0%	26.4%	24.5%	-	25.0%
2015 Gross Profit	27,242	24,985	9,998	8	62,233
2015 Gross Profit %	23.5%	25.3%	18.8%	-	23.2%
Change	9,341	1,156	516	206	11,219

2016 Profit (Loss)	19,673	10,947	2,626	(14,912)	18,334
2015 Profit (Loss)	11,845	10,056	701	(10,334)	12,268
Change $	7,828	891	1,925	(4,578)	6,066
Change %	66.1%	8.9%	274.6%	(44.3%)	49.4%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2016	2015	Change $
Total profit for all segments	$18,334	$12,268	$6,066
Elimination of intersegment profit	(193)	(610)	417
Net loss attributable to non-controlling interest	51	147	(96)
Net income attributable to controlling interest	$18,192	$11,805	$6,387

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	305,590	191,573	75,953	-	573,116
2015 Revenues	251,143	205,241	100,407	-	556,791
Change $	54,447	(13,668)	(24,454)	-	16,325
Change %	21.7%	(6.7%)	(24.4%)	-	2.9%

2016 Gross Profit	76,420	51,289	17,596	103	145,408
2016 Gross Profit %	25.0%	26.8%	23.2%	-	25.4%
2015 Gross Profit	58,188	50,957	19,117	17	128,279
2015 Gross Profit %	23.2%	24.8%	19.0%	-	23.0%
Change	18,232	332	(1,521)	86	17,129

2016 Profit (Loss)	41,536	20,485	2,433	(29,137)	35,317
2015 Profit (Loss)	27,356	21,650	864	(22,300)	27,570
Change $	14,180	(1,165)	1,569	(6,837)	7,747
Change %	51.8%	(5.4%)	181.6%	(30.7%)	28.1%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2016	2015	Change $
Total profit for all segments	$35,317	$27,570	$7,747
Recapture (elimination) of intersegment profit	502	(996)	1,498
Net loss attributable to non-controlling interest	116	335	(219)
Net income attributable to controlling interest	$35,935	$26,909	$9,026

Astec Industries, Inc.
Backlog by Segment
June 30, 2016 and 2015
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2016 Backlog	272,364	59,522	32,573	364,459
2015 Backlog	106,376	74,445	48,653	229,474
Change $	165,988	(14,923)	(16,080)	134,985
Change %	156.0%	(20.0%)	(33.1%)	58.8%